                                                                   EXHIBIT 12-16


                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                                Year Ended December 31
                                                ------------------------------------------------------
                                                     1998                1997                1996
                                                     ----                ----                ----
                                                       (Millions, except for ratio and percent)

Net income....................................  $          418     $           417     $          328
                                                --------------     ---------------     --------------
Taxes based on income:
   Current income taxes.......................             280                 308                224
   Deferred taxes - net.......................              (5)                 (6)                16
   Investment tax credit adjustments - net....             (15)                (14)               (15)
   Municipal and state........................               3                   4                  3
                                                --------------     ---------------     --------------
       Total taxes based on income............             263                 292                228
                                                --------------     ---------------     --------------

Fixed charges:
   Interest on long-term debt.................             254                 262                275
   Amortization of debt discount, premium
     and expense..............................              11                  11                 12
   Other interest.............................              13                   9                  4
   Interest factor of rents...................              34                  34                 34
                                                --------------     ---------------     --------------
       Total fixed charges....................             312                 316                325
                                                --------------     ---------------     --------------

Earnings before taxes based on income
   and fixed charges..........................  $          993     $         1,025     $          881
                                                ==============     ===============     ==============

Preferred stock dividends.....................  $            6     $            12     $           16
Dividends meeting requirement of
   IRC Section 247............................               4                   4                  4
Percent deductible for income tax purposes....           40.00%              40.00%             40.00%
Amount deductible.............................               2                   2                  2
Amount not deductible.........................               4                  10                 14
Ratio of pretax income to net income..........            1.63                1.70               1.70
Dividend factor for amount not deductible.....               7                  17                 24
Amount deductible.............................               2                   2                  2
                                                --------------     ---------------     --------------
       Total preferred stock dividend factor..               9                  19                 26
       Total fixed charges....................             312                 316                325
                                                --------------     ---------------     --------------
       Total fixed charges and preferred
         stock dividends......................  $          321     $           335     $          351
                                                ==============     ===============     ==============

Ratio of earnings to fixed charges and
   preferred stock dividends..................            3.09                3.06               2.51

